August 13, 2007

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Gregory D. Newton, EVP, Chief Financial Officer, Cascade Bancorp
(541) 617-3526
Patricia L. Moss, President & Chief Executive Officer, Cascade Bancorp
(541) 385-6205

Cascade Bancorp (Oregon) (Nasdaq: CACB) Announces Stock Repurchase Program

BEND, Ore, Aug. 13/PRNewswire-FirstCall/ -- Cascade Bancorp (“Cascade”) (Nasdaq: CACB) announced today that its Board of Directors authorized the Company to acquire, from time to time, up to 5% of the Company's issued and outstanding common shares over a two-year period. Management’s discretion will determine the timing of the stock repurchase transactions and the number of shares repurchased. Consideration will be given to factors including market price of the stock, growth expectations, general economic conditions, established and special trading blackout periods, and other investment opportunities. Cascade has approximately 28.5 million shares outstanding.

Cascade Bancorp (headquartered in Bend, Oregon) and its wholly-owned subsidiary, Bank of the Cascades, operates in Oregon and Idaho markets. Bank of the Cascades offers full-service community banking through 33 branches in Central Oregon, Southern Oregon, Portland/Salem and Boise/Treasure Valley. The Bank has been rated among the top performing banks in the nation for the ninth consecutive year by Independent Community Bankers of America, as well as being named the 2007 top community bank in the Northwest by US Banker Magazine. The Bank is honored to be among the top 40 "Best 100 Companies to Work For in Oregon, 2007," compiled by Oregon Business Magazine. For further information on Bank of the Cascades, please visit our web site at http://www.botc.com.